EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Shawn O. Walker, CFMP
(814) 728-7674
shawn.walker@northwest.com
www.northwest.com

Northwest Bancshares, Inc. and Northwest Bank Announce the Passing of
Chairman, President and Chief Executive Officer Ronald J. Seiffert

Columbus, Ohio (May 25, 2022) -- Northwest Bancshares, Inc. and Northwest Bank are deeply saddened to announce the sudden passing of Chairman, President and Chief Executive Officer Ronald J. Seiffert. He died unexpectedly of natural causes on Tuesday.

The Northwest Bancshares and Northwest Bank Boards of Directors held a meeting last night in accordance with the companies’ succession plan, appointing Chief Financial Officer William W. Harvey Jr. as interim President and Chief Executive Officer, and Lead Director Timothy B. Fannin as interim Chairman of the Board. Bank employees have been informed of the news and Northwest representatives are sharing the news with business and community organizations.

“Ron was a friend to everyone at Northwest and the communities that we call home. We mourn for his family and wish them peace during this most difficult time,” said Tim Fannin of Northwest. “Ron was passionate about Northwest and committed to making a difference across Pennsylvania, New York, Ohio and Indiana. He took great pride in the relationships the bank had with its customers and appreciated the exceptional loyalty of Northwest Bank employees.”

“Ron had a vision and set the strategic direction of the companies and we intend to carry this vision forward,” said Bill Harvey of Northwest. “It has been an honor and privilege to serve alongside Ron. He was an extraordinary banker, citizen and friend. He had a belief in the bank’s future as a successful, independent financial institution. Northwest’s capable management team is long-tenured and deeply committed to carrying on Ron’s legacy.”

Mr. Seiffert, 65, is survived by his wife, Sherry, three daughters, two sons-in-law and four grandchildren. He resided in Delaware, Ohio.

Mr. Seiffert joined Northwest in November 2017 as President and Chief Operating Officer of Northwest Bank and Northwest Bancshares. He was promoted to the position of President and CEO of Northwest Bank and Northwest Bancshares in June of 2018, appointed to the Board of Directors of Northwest Bank on January 17, 2018, and elected to the Board of Directors of Northwest Bancshares on April 19, 2018.

Prior to joining Northwest, Mr. Seiffert held the position of Chairman, President & CEO at the Delaware County Bank & Trust, Lewis Center, Ohio. Prior to that, he served as Vice Chairman at Huntington National Bank, and Executive Vice President and National Head of Business Banking at BankOne/JPMorgan Chase.

Mr. Seiffert was active in many industry and community boards, including the Pennsylvania Bankers’ Association Government Relations Committee, the Federal Reserve Board Fourth District Depository Institution Advisory Committee (CDIAC), the Ohio Banker’s League Bank Services Board and Audit Committee and the Columbus State Community College Foundation Board.

Mr. Seiffert was a graduate of Washington University in St. Louis, Mo. with a Bachelor of Science in Business Administration, Finance & Economics and a graduate of the Advanced Executive Management program at the Kellogg School of Management at Northwestern University, Evanston, Ill. and the ABA Stonier Graduate School of Banking.

About Northwest Bank
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services. As of April 19, 2022, Northwest operates 142 full-service community banking offices and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

About Northwest Bancshares, Inc.
Headquartered in Columbus, Ohio, Northwest Bancshares, Inc. is the bank holding company of Northwest Bank. Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services. As of April 19, 2022, Northwest operates 142 full-service community banking offices and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

###